Exhibit 99.1
NEWS RELEASE
ASSOCIATED MATERIALS AND AMH HOLDINGS REPORT
FOURTH QUARTER AND YEAR-END RESULTS
CUYAHOGA FALLS, Ohio, March 12, 2010 — Associated Materials (the “Company”) today announced results for the quarter and fiscal year ended January 2, 2010. Financial highlights are as follows:
•	Net sales for the quarter ended January 2, 2010 were $274.0 million, a 0.6% decrease from net sales of $275.6 million for the same period in 2008. For the 2009 fiscal year ended January 2, 2010, net sales were $1,046.1 million, or 7.7% lower than net sales of $1,134.0 million for the 2008 fiscal year.

•	Adjusted EBITDA was $28.4 million for the fourth quarter of 2009 compared to adjusted EBITDA of $15.7 million for the same period in 2008. For the fiscal year ended January 2, 2010, adjusted EBITDA was $100.5 million compared to adjusted EBITDA of $86.9 million for the 2008 fiscal year.
Tom Chieffe, President and Chief Executive Officer, commented, “With fourth quarter sales relatively consistent with the prior year, the impact of the ongoing weakness in the housing markets was considerably less than what was experienced during the first three quarters of the year. Our continued focus on cost reduction initiatives, improved operational efficiencies, pricing disciplines and working capital management have resulted in improved margins, profitability and operating cash flow in 2009. As we begin 2010, we will continue to improve on these initiatives while focusing on growth through new product development and expansion of our customer base and distribution network.”
Earnings Conference Call
Management will host its fourth quarter earnings conference call on Friday, March 12th at 11 a.m. Eastern Time. The toll free dial-in number for the call is (866) 469-0038 and the conference call identification number is 60746284. A replay of the call will be available through March 19th by dialing (800) 642-1687 and entering the above conference call identification number. The conference call and replay will also be available via webcast, which along with this news release can be accessed via the Company’s web site at http://www.associatedmaterials.com.

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Unaudited Condensed Consolidating Statement of Operations
Quarter Ended January 2, 2010
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated

Net sales	$273,999	$—	$—	$273,999

Gross profit	74,373	—	—	74,373

Selling, general and administrative expense	51,492	—	—	51,492

Income from operations	22,881	—	—	22,881

Interest expense, net	6,170	12,376	—	18,546
Loss on debt extinguishment	8,779	—	—	8,779
Foreign currency (gain)	(74)	—	—	(74)

Income (loss) before income taxes	8,006	(12,376)	—	(4,370)
Income taxes (benefit)	2,472	(264)	—	2,208

Income (loss) before equity income from subsidiaries	5,534	(12,112)	—	(6,578)
Equity income from subsidiaries	—	5,534	(5,534)	—

Net income (loss)	$5,534	$(6,578)	$(5,534)	$(6,578)

Other Data:
EBITDA (a)	$19,766
Adjusted EBITDA (a)	28,362

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Unaudited Condensed Consolidating Statement of Operations
Quarter Ended January 3, 2009
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated

Net sales	$275,588	$—	$—	$275,588

Gross profit	64,658	—	—	64,658

Selling, general and administrative expense	53,137	—	—	53,137

Income from operations	11,521	—	—	11,521

Interest expense, net	6,931	12,139	—	19,070
Foreign currency loss	1,481	—	—	1,481

Income (loss) before income taxes	3,109	(12,139)	—	(9,030)
Income taxes	1,651	56,843	—	58,494

Income (loss) before equity income from subsidiaries	1,458	(68,982)	—	(67,524)
Equity income from subsidiaries	—	1,458	(1,458)	—

Net income (loss)	$1,458	$(67,524)	$(1,458)	$(67,524)

Other Data:
EBITDA (a)	$15,619
Adjusted EBITDA (a)	15,744

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Unaudited Condensed Consolidating Statement of Operations
Fiscal Year Ended January 2, 2010
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated

Net sales	$1,046,107	$—	$—	$1,046,107

Gross profit	280,416	—	—	280,416

Selling, general and administrative expense	204,610	—	—	204,610
Manufacturing restructuring costs	5,255	—	—	5,255

Income from operations	70,551	—	—	70,551

Interest expense, net	22,751	49,875	—	72,626
(Gain) loss on debt extinguishment	8,779	(8,897)	—	(118)
Foreign currency (gain)	(184)	—	—	(184)

Income (loss) before income taxes	39,205	(40,978)	—	(1,773)
Income taxes (benefit)	15,132	(9,612)	—	5,520

Income (loss) before equity income from subsidiaries	24,073	(31,366)	—	(7,293)
Equity income from subsidiaries	—	24,073	(24,073)	—

Net income (loss)	$24,073	$(7,293)	$(24,073)	$(7,293)

Other Data:
EBITDA (a)	$84,125
Adjusted EBITDA (a)	100,490

ASSOCIATED MATERIALS, LLC
AMH HOLDINGS, LLC
Condensed Consolidating Statement of Operations
Fiscal Year Ended January 3, 2009
(in thousands)

	Associated			AMH
	Materials	AMH	Eliminations	Consolidated

Net sales	$1,133,956	$—	$—	$1,133,956

Gross profit	274,849	—	—	274,849

Selling, general and administrative expense	212,025	—	—	212,025
Manufacturing restructuring costs	1,783	—	—	1,783

Income from operations	61,041	—	—	61,041
Interest expense, net	24,307	46,470	—	70,777
Foreign currency loss	1,809	—	—	1,809

Income (loss) before income taxes	34,925	(46,470)	—	(11,545)
Income taxes	13,689	43,909	—	57,598

Income (loss) before equity income from subsidiaries	21,236	(90,379)	—	(69,143)
Equity income from subsidiaries	—	21,236	(21,236)	—

Net income (loss)	$21,236	$(69,143)	$(21,236)	$(69,143)

Other Data:
EBITDA (a)	$81,930
Adjusted EBITDA (a)	86,876

(a)	EBITDA is calculated as net income plus interest, taxes, depreciation and amortization. Adjusted EBITDA excludes certain items. The Company considers EBITDA and adjusted EBITDA to be important indicators of its operational strength and performance of its business. The Company has included adjusted EBITDA because it is a key financial measure used by management to (i) assess the Company’s ability to service its debt and / or incur debt and meet the Company’s capital expenditure requirements; (ii) internally measure the Company’s operating performance; and (iii) determine the Company’s incentive compensation programs. In addition, the Company’s ABL Facility has certain covenants that apply ratios utilizing this measure of adjusted EBITDA. EBITDA and adjusted EBITDA have not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA as presented by the Company may not be comparable to similarly titled measures reported by other companies. EBITDA and adjusted EBITDA are not measures determined in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income (as determined in accordance with GAAP) as a measure of the Company’s operating results or cash flows from operations (as determined in accordance with GAAP) as a measure of the Company’s liquidity.

The reconciliation of the Company’s net income to EBITDA and adjusted EBITDA is as follows (in thousands):

	Quarters Ended		Years Ended
	(Unaudited)		(Unaudited)
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009
Net income	$5,534	$1,458	$24,073	$21,236
Interest expense, net	6,170	6,931	22,751	24,307
Income taxes	2,472	1,651	15,132	13,689
Depreciation and amortization	5,590	5,579	22,169	22,698

EBITDA	19,766	15,619	84,125	81,930
Debt extinguishment costs (b)	8,779	—	8,779	—
Amortization of management fee (c)	125	125	500	500
Tax restructuring costs (d)	201	—	507	—
Employee termination costs (e)	(533)	—	1,182	—
Bank audit fees (f)	24	—	142	—
Manufacturing restructuring costs (g)	—	—	5,255	2,642
Loss upon disposal of assets other than by sale (h)	—	—	—	1,804

Adjusted EBITDA	$28,362	$15,744	$100,490	$86,876

(b)	Represents debt extinguishment costs, including call premiums, interest from November 5, 2009 to December 7, 2009 (the redemption date of the 9.75% and 15% notes) and the write-off of the remaining unamortized financing costs, incurred with the redemption of the Company’s previously outstanding 9.75% and 15% notes due 2012 and the issuance of the Company’s new 9.875% senior secured second lien notes due 2016.

(c)	Represents amortization of a prepaid management fee paid to Investcorp International Inc. in connection with the December 2004 recapitalization transaction.

(d)	Represents legal and accounting fees incurred in connection with a tax restructuring project.

(e)	During the third quarter of 2009, the Company recorded an estimate for expected employee termination costs as a result of workforce reductions in connection with the Company’s overall cost reduction initiatives. During the fourth quarter of 2009, an adjustment was recorded to reflect actual employee termination costs.

(f)	Represents bank audit fees incurred under the Company’s ABL Facility.

(g)	During the first quarter of 2008, the Company committed to, and subsequently completed, relocating a portion of its vinyl siding production from Ennis, Texas to its vinyl manufacturing facilities in West Salem, Ohio and Burlington, Ontario. In addition, during 2008, the Company transitioned the majority of distribution of its U.S. vinyl siding products to a center located in Ashtabula, Ohio and committed to a plan to discontinue use of its warehouse facility adjacent to its Ennis, Texas vinyl manufacturing facility. For the fiscal year ended January 3, 2009, the amounts recorded represent asset impairment costs, inventory markdown costs, and costs incurred to relocate manufacturing equipment. Inventory markdown costs of $0.9 million are included in cost of sales in the statement of operations for the fiscal year ended January 3, 2009. The Company discontinued its use of the warehouse facility adjacent to the Ennis manufacturing plant during the second quarter of 2009. As a result, the related lease costs associated with the discontinued use of the warehouse facility were recorded as a restructuring charge of approximately $5.3 million for the fiscal year ended January 2, 2010.

(h)	As part of the Company’s ongoing efforts to improve its internal controls, the Company enhanced its controls surrounding the physical verification of property, plant and equipment during the second quarter of 2008. For the fiscal year ended January 3, 2009, the amount recorded represents the loss upon disposal of assets other than by sale as a result of executing these enhanced controls.
Results of Operations
The fiscal year ended January 2, 2010 included 52 weeks of operations. The fiscal year ended January 3, 2009 included 53 weeks of operations, with the additional week recorded in the fourth quarter of fiscal 2008. The additional week did not have a significant impact on the results of operations due to its timing and the seasonality of the business.
Net sales decreased 0.6% to $274.0 million for the fourth quarter of 2009 compared to $275.6 million for the same period in 2008 primarily due to decreased unit volumes in vinyl siding and metal products, partially offset by increased window unit volumes and the impact of the stronger Canadian dollar in the fourth quarter of 2009. During the fourth quarter of 2009 compared to the same period in 2008, vinyl siding unit volumes decreased by 16%, while vinyl window unit volumes increased by 9%. Gross profit in the fourth quarter of 2009 was $74.4 million, or 27.1% of net sales, compared to gross profit of $64.7 million, or 23.5% of net sales, for the same period in 2008. The increase in gross profit as a percentage of net sales was primarily a result of cost reduction initiatives, improved operational efficiencies and procurement savings.
Selling, general and administrative expense decreased to $51.5 million, or 18.8% of net sales, for the fourth quarter of 2009 versus $53.1 million, or 19.3% of net sales, for the same period in 2008. Selling, general and administrative expense for the quarter ended January 2, 2010 includes tax restructuring costs of $0.2 million and a $0.5 million adjustment to decrease employee termination costs recorded in the prior quarter. Excluding these items, selling, general and administrative expense for the quarter ended January 2, 2010 decreased $1.3 million compared to the same period in 2008. The decrease in selling, general and administrative expense was primarily due to decreased personnel costs as a result of reduced headcount and decreased professional fees, partially offset by increases in EBITDA-based incentive compensation programs.
For the fiscal year ended January 2, 2010, net sales were $1,046.1 million, or 7.7% lower than net sales of $1,134.0 million for the 2008 fiscal year primarily due to decreased unit volumes across all product categories, principally in vinyl siding, vinyl windows and metal products, and the impact of the weaker Canadian dollar during the first three quarters of 2009. For the fiscal year ended January 2, 2010 compared to the 2008 fiscal year, vinyl siding unit volumes decreased by 17%, while vinyl window unit volumes decreased by 1%. Gross profit for the fiscal year ended January 2, 2010 was $280.4 million, or 26.8% of net sales, compared to gross profit of $274.8 million, or 24.2% of net sales, for the 2008 fiscal year. The increase in gross profit as a percentage of net sales was primarily a result of cost reduction initiatives, improved operational efficiencies and procurement savings.

For the fiscal year ended January 2, 2010, selling, general and administrative expense decreased to $204.6 million, or 19.6% of net sales, versus $212.0 million, or 18.7% of net sales, for the 2008 fiscal year. Selling, general and administrative expense for the fiscal year ended January 2, 2010 includes employee termination costs of $1.2 million, tax restructuring costs of $0.5 million and bank audit fees of $0.1 million, while selling, general and administrative expense for the 2008 fiscal year includes a loss upon the disposal of assets other than by sale of $1.8 million. Excluding these items, selling, general and administrative expense for the fiscal year ended January 2, 2010 decreased $7.4 million compared to the 2008 fiscal year. The decrease in selling, general and administrative expense was primarily due to decreased personnel costs as a result of reduced headcount, decreased professional fees and decreased product delivery costs in the Company’s supply center network, partially offset by increases in EBITDA-based incentive compensation programs and increased bad debt expense recorded during 2009 as a result of current economic conditions.
Throughout 2009, the Company initiated certain restructuring activities designed to achieve operational efficiencies by reducing the Company’s overall cost structure. These activities included reducing the Company’s workforce. During the third quarter ended October 3, 2009, the Company determined the headcount reductions made over the past several months would be permanent. As a result, the Company recorded a one-time restructuring charge of $1.2 million in employee termination costs within selling, general and administrative expense for the fiscal year ended January 2, 2010.
During the fiscal year ended January 3, 2009, the Company incurred costs of $1.8 million related to relocating a portion of its vinyl siding production and distribution. These costs were comprised of asset impairment costs, costs incurred to relocate manufacturing equipment and costs associated with the transition of distribution operations. In addition, the Company recorded $0.9 million of inventory markdown costs associated with these restructuring efforts within cost of goods sold for the fiscal year ended January 3, 2009. The Company discontinued its use of the warehouse facility adjacent to the Ennis manufacturing plant during the second quarter of 2009. As a result, the related lease costs associated with the discontinued use of the warehouse facility were recorded as a restructuring charge of approximately $5.3 million for the fiscal year ended January 2, 2010.
The consolidating financial information included herein for the quarters and years ended January 2, 2010 and January 3, 2009 include the Company and its indirect parent company, AMH Holdings, LLC (“AMH”), which conducts all of its operating activities through the Company. For the quarter and year ended January 2, 2010, AMH reported consolidated net losses of $6.6 million and $7.3 million, respectively, compared to consolidated net losses of $67.5 million and $69.1 million for the same periods in 2008, respectively. AMH’s results for the year ended January 2, 2010 included a gain on debt extinguishment, interest expense, which included first quarter accretion of AMH’s 11.25% senior discount notes, and AMH’s equity income from its subsidiaries. AMH’s results for the year ended January 3, 2009 included a one-time deferred tax asset valuation allowance of $64.9 million recorded during the fourth quarter based on the uncertainty of the future recognition of deferred tax assets, interest expense, which primarily consisted of the accretion on AMH’s 11.25% senior discount notes, and AMH’s equity income from its subsidiaries.
In connection with the December 2004 recapitalization transaction, AMH’s parent company AMH Holdings II, Inc. (“AMH II”) was formed, and AMH II subsequently issued $75 million of its 13.625% senior notes due 2014 (the “13.625% notes”). In June 2009, AMH II entered into an exchange agreement pursuant to which it paid $20.0 million in cash and issued $13.066 million original principal amount of its 20% senior notes due 2014 in exchange for all of its outstanding 13.625% notes. Also in June 2009, the Company entered into a purchase agreement pursuant to which it issued $20.0 million of its 15% senior subordinated notes due 2012 (the “15% notes”) in a private placement to certain institutional investors. During the fourth quarter of 2009, in conjunction with the Company’s offering of $200 million in aggregate principal amount of its 9.875% senior secured second lien notes due 2016, the Company redeemed and discharged its 9 3/4% senior subordinated notes due 2012 (the “9.75% notes”) and its 15% notes. As a result of these fourth quarter debt transactions, the Company recorded a loss on debt extinguishment of approximately $8.8 million, which primarily consisted of call premiums, interest from November 5, 2009 to December 7, 2009 (the redemption date of the 9.75% notes and 15% notes) and the write-off of its remaining unamortized financing costs, during the quarter and year ended January 2, 2010. In addition to the $8.9 million gain on debt extinguishment recorded by AMH for the fiscal year ended January 2, 2010, AMH II recorded a gain on debt restructuring of $29.5 million for the same period.
As AMH II is a holding company with no operations, it must generally receive distributions, payments or loans from its subsidiaries to satisfy its obligations on its debt. As of January 2, 2010, total AMH II debt, including that of its consolidated subsidiaries, was approximately $675.4 million.

Company Description
Associated Materials is a leading, vertically integrated manufacturer and distributor of exterior residential building products in the United States and Canada. The Company’s core products include vinyl windows, vinyl siding, aluminum trim coil, and aluminum and steel siding and accessories, which are produced at the Company’s 11 manufacturing facilities. The Company distributes these products, as well as third-party manufactured products, through its extensive dual distribution network, consisting of 122 company-operated supply centers and approximately 250 independent distributors located throughout the United States and Canada. The third-party manufactured products which the Company distributes complement its exterior building product offerings and include roofing materials, insulation, exterior doors, vinyl siding in a shake and scallop design, and installation equipment and tools. Associated Materials is a privately held, wholly-owned subsidiary of Associated Materials Holdings, which is a wholly-owned subsidiary of AMH, which is a wholly-owned subsidiary of AMH II, which is controlled by affiliates of Investcorp S.A. (“Investcorp”) and Harvest Partners, Inc. (“Harvest Partners”). For more information, please visit the Company’s website at http://www.associatedmaterials.com.
Founded in 1982, Investcorp is a leading provider and manager of alternative investment products with approximately $12 billion in assets under management. The firm, which has offices in London, New York and Bahrain and is publicly traded on the London Stock Exchange (IVC) and Bahrain Stock Exchange (INVCORP), has five lines of business: private equity, hedge funds, real estate, technology investment and Gulf growth capital. Further information is available at http://www.investcorp.com.
Founded in 1981, Harvest Partners is a leading New York-based private equity investment firm, pursuing management buyouts and growth financings of profitable, medium-sized businesses. Focused on manufacturing, energy, distribution and consumer/retail businesses, Harvest has nearly 30 years of experience investing in domestic as well as multinational companies. Today, Harvest has approximately $1.7 billion of capital under management from its limited partners, which include numerous pension funds, domestic and international industrial corporations and various financial institutions. For more information on Harvest Partners, please visit its website at http://www.harvpart.com.

Forward-Looking Statements
This press release contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) relating to the Company and AMH that are based on the beliefs of the Company’s and AMH’s management. When used in this press release, the words “may,” “will,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “potential” or “continue” or similar expressions identify forward-looking statements. These statements are subject to certain risks and uncertainties. Such statements reflect the current views of the Company’s and AMH’s management. The following factors, and others which are discussed in the Company’s and AMH’s filings with the Securities and Exchange Commission, are among those that may cause actual results to differ materially from the forward-looking statements: changes in the home building and remodeling industries, general economic conditions, interest rates, foreign currency exchange rates, changes in the availability of consumer credit, employment trends, levels of consumer confidence and spending, consumer preferences, changes in raw material costs and availability, market acceptance of price increases, changes in national and regional trends in new housing starts, changes in weather conditions, the Company’s ability to comply with certain financial covenants in its ABL Facility and indentures governing its 9.875% notes and AMH’s 11.25% notes, increases in levels of competition within its market, availability of alternative building products, increases in its level of indebtedness, increases in costs of environmental compliance, unanticipated warranty or product liability claims, increases in capital expenditure requirements and shifts in market demand. Should one or more of these risks or uncertainties materialize, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described herein as expected, intended, estimated, anticipated, believed or predicted. For further information, refer to the Company’s most recent Annual Report on Form 10-K (particularly the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections) and to any subsequent Quarterly Reports on Form 10-Q, all of which are on file with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For further information, contact:
Stephen Graham
Vice President — Chief Financial Officer, Treasurer and Secretary
(330) 922-7743

Net Sales by Principal Product Offering (in thousands)

	Quarters Ended		Years Ended
	(Unaudited)		(Unaudited)
	January 2,	January 3,	January 2,	January 3,
	2010	2009	2010	2009
Vinyl windows	$112,576	$98,086	$389,293	$380,260
Vinyl siding products	49,099	58,070	210,212	254,563
Metal products	40,732	46,307	167,749	213,163
Third party manufactured products	52,352	54,147	210,806	210,633
Other products and services	19,240	18,978	68,047	75,337

	$273,999	$275,588	$1,046,107	$1,133,956

Selected Balance Sheet Data (in thousands)

	(Unaudited)
	January 2, 2010
	Associated Materials	AMH	AMH Consolidated
Cash	$55,855	$—	$55,855
Accounts receivable, net	114,355	—	114,355
Inventories	115,394	—	115,394
Accounts payable	87,583	—	87,583
Accrued liabilities	56,925	16,162	73,087
Total debt	207,552	431,000	638,552

	January 3, 2009
	Associated		AMH
	Materials	AMH	Consolidated
Cash	$6,709	$—	$6,709
Accounts receivable, net	116,878	—	116,878
Inventories	141,170	—	141,170
Accounts payable	54,520	—	54,520
Accrued liabilities	54,449	—	54,449
Total debt	221,000	438,095	659,095
Selected Cash Flow Data (in thousands)

	Years Ended
	(Unaudited)
	January 2,	January 3,
	2010	2009
Net cash provided by operating activities	$146,130	$16,262
Capital expenditures	8,733	11,498
Dividend paid to fund semi-annual interest payment on AMH’s 11.25% senior notes	24,244	—
Dividend paid to fund semi-annual interest payment on AMH II’s 13.625% senior notes	4,269	8,311
Issuance of senior notes	217,514	—
Cash paid to redeem senior notes	189,544	—
Net repayments under the Company’s term loan	—	61,000
Net repayments (borrowings) under the Company’s ABL Facility	46,000	(56,000)
Cash paid for interest	20,646	21,091
Cash paid for income taxes	6,064	16,860